UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report
(Date of earliest
event reported):	May 1, 2020

CUMMINS INC.

(Exact name of registrant as specified in its charter)

Indiana	1-4949	35-0257090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Jackson Street, P.O. Box 3005, Columbus, IN 47202-3005

(Address of principal executive offices, including zip code)

(812) 377-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $2.50 par value	CMI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 1, 2020, Cummins Inc. (the “Company”) entered into a 364-Day Credit Agreement (the “Credit Agreement”) by and among the Company, the subsidiary borrowers from time to time party thereto (together with the Company, the “Borrowers”), the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, providing for a $2 billion revolving credit facility that terminates on April 30, 2021.

The borrowings under the Credit Agreement will not be secured with liens on any of the Company’s or its subsidiaries’ assets.  The Company will guarantee all borrowings by the subsidiary Borrowers under the Credit Agreement, if any. As of May 1, 2020, there were no subsidiary Borrowers under the Credit Agreement.

Borrowings under the Credit Agreement will bear interest at varying rates, depending on the type of loan and, in some cases, the rates of designated benchmarks and the applicable Borrower’s election.  For all borrowings under the Credit Agreement, the applicable Borrower may choose among the following interest rates:  (i) solely in the case of U.S. dollar-denominated loans, an interest rate equal to the highest of (1) the prime rate in effect from time to time, (2) the greater of (A) the federal funds effective rate in effect from time to time and (B) the overnight bank funding rate in effect from time to time, in each case plus 0.5% and (3) the Adjusted LIBO Rate for a one month interest period plus 1.00%; or (ii) an interest rate equal to the Adjusted LIBO Rate for the applicable interest period plus a rate ranging from 1.25% to 2.00%, depending on the credit rating of the Company’s senior unsecured long-term debt. The Adjusted LIBO Rate is a rate determined by reference to the rate payable on deposits in the relevant currency in the London interbank market.  Currently, the Company’s senior unsecured long-term debt is rated A2 by Moody’s Investors Service, Inc. and A+ by Standard & Poor’s Financial Services LLC, which would result in a rate of the Adjusted LIBO Rate plus 1.25% under (ii) above. Credit ratings are not recommendations to buy and are subject to change, and each rating should be evaluated independently of any other rating. The Company undertakes no obligation to update disclosures concerning its credit ratings, whether as a result of new information, future events or otherwise. In addition, the Company is required to pay on September 30, 2020 for the account of each lender a duration fee of 0.10% of the loan commitment then outstanding held by such lender on such date.

The Credit Agreement contains customary events of default and financial and other covenants, including a financial covenant requiring that the ratio of (i) the consolidated net debt of the Company and its subsidiaries, subject to certain adjustments, to (ii) the consolidated total capital of the Company and its subsidiaries as of the last day of each fiscal quarter not be greater than 0.65:1.

There are no material relationships between the Company or its affiliates and any of the lenders under the Credit Agreement other than in connection with the Credit Agreement and the Company’s other syndicated credit facilities.  The description of the Credit Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits. The exhibits listed in the Exhibit Index below are filed as part of this report.

EXHIBIT INDEX

Exhibit No.	Description
(10.1)	364-Day Credit Agreement, dated as of May 1, 2020, by and among Cummins Inc., the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
(104)	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 4, 2020

CUMMINS INC.

/s/ Christopher C. Clulow
Christopher C. Clulow
Vice President - Corporate Controller
(Principal Accounting Officer)